Exhibit 99(a)

For Release: Friday, Dec. 9, 2005	Media contact: Claudia Piccinin 248-813-2942
DELPHI NAMES TWO NEW BOARD MEMBERS
     TROY, Mich. — Delphi Corp. announced today that it has elected two new directors, Raymond J. Milchovich, 56, the current president, chief executive officer and chairman of the board of directors of Foster Wheeler Ltd., and John H. Walker, 48, president and chief executive officer of The Boler Company.
     Milchovich will serve on Delphi’s Compensation and Executive Development Committee, and Walker will serve on Delphi’s Audit Committee.
     Milchovich joined Foster Wheeler Ltd., a publicly traded global engineering and construction company serving energy-related markets, in 2001. Previously he was the president, chief executive officer and chairman of Kaiser Aluminum Corp. In 1971, he earned a Bachelor of Science from California University of Pennsylvania in California, Pa. In 1985, he graduated from the Harvard University Advanced Management Program. Milchovich also serves on the board of Nucor Corp.
     In 2003, Walker joined The Boler Company, one of the largest private companies in the country, which operates under the name Hendrickson International. Hendrickson International is one of the largest independent providers of truck and trailer suspensions in the world. Previously, he was chief operating officer, president and chief executive officer for Weirton Steel Corp. Walker was also with the consulting firm McKinsey & Company in the mid 1980s. In 1980, Walker earned a Bachelor of Science in industrial engineering and operations research from Virginia Polytechnic Institute in Blacksburg, Va. In 1986, he earned a Master of Science with distinction in industrial administration from Carnegie Mellon University in Pittsburgh, Pa. Walker also serves on the boards of The Boler Company and United Airlines Corp.
     For more information about these executives or Delphi, please visit www.delphi.com/media.
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